Exhibit 5.1

                             EATON & VAN WINKLE LLP
                                Three Park Avenue
                            New York, New York 10016

                                October 31, 2007

China Resources Ltd.
Shen Zhen China Jia Yue Trading Co., Ltd.
Block A, Golden Central Tower, Room 921
Jintian Road, Futian District, Shenzhen, P.R. China

Re: Registration Statement on Form S-1 (Registration No. 333-145901)

Ladies and Gentlemen:

We have acted as counsel to China Resources Ltd., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (File No. 333-145901) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the initial public offering by the Company of (i) 4,000,000 units ("Units"), with each Unit consisting of one share of the Company's common stock, par value $.0001 per share (the "Common Stock"), and one warrant, each to purchase one share of the Company's Common Stock (the "Warrants"), (ii) up to 600,000 Units (the "Over-Allotment Units") for which the underwriters have been granted an over-allotment option, (iii) up to 280,000 Units (the "UPO Units") which the representative of the Underwriters may purchase upon exercise of the Unit Purchase Option, (iv) all shares of Common Stock and all Warrants issued as part of the Units, Over-Allotment Units and UPO Units, and (v) all shares of Common Stock issuable upon exercise of the Warrants ("Warrant Shares") included in the Units, Over-Allotment Units and UPO Units.

      This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act.

      In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion.

      In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

      Based upon and subject to the foregoing, it is our opinion that when (i) the Registration Statement becomes effective under the Act; (ii) the underwriting agreement (the "Underwriting Agreement") between the Company and Maxim Group LLC, has been duly executed and delivered; and (iii) the Units, Over-Allotment Units and UPO Units, when issued, are sold and paid for in the manner described in the Registration Statement and in the Underwriting Agreement (and, as to the Warrant Shares as provided in the Warrants), the issuance and sale of the Units, Over-Allotment Units, UPO Units, Warrants, Common Stock and Warrant Shares will have been duly authorized, the Units, Over-Allotment Units, UPO Units, Warrants, Common Stock and Warrant Shares will be validly issued, fully paid and non-assessable, and the Warrants (including the Warrants issuable in connection with the Over-Allotment Units and UPO Units) if and when paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

      We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations in connection therewith, and as to the Warrants constituting legal obligations of the Company, solely with respect to the laws of the State of New York.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                        Very truly yours,


                                        /s/ Eaton & Van Winkle LLP
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                                        EATON & VAN WINKLE LLP